Exhibit 4.3

MITEK SYSTEMS, INC.
DIRECTOR RESTRICTED STOCK UNIT PLAN
(as amended and restated on January 12, 2011)

SECTION 1.  INTRODUCTION.

The Company's Board of Directors originally adopted the Mitek Systems, Inc. Non-Employee Director Restricted Stock Unit Plan to be effective on the Adoption Date conditioned on and subject to obtaining Company stockholder approval as provided in Section 10 below.  The Board amended and restated and renamed the Plan to be the Mitek Systems, Inc. Director Restricted Stock Unit Plan on January 12, 2011, conditioned on and subject to obtaining Company stockholder approval as provided in Section 10 below, in order to allow Directors to be eligible to participate in the Plan.   Awards granted under the Plan prior to the Stockholder Approval Date may not be settled or Shares released to any Participant until such stockholder approval is obtained.

The purpose of the Plan is to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Directors and Non-Employee Directors, by means of appropriate equity incentives, to achieve long-term performance goals; (iii) provide equity and incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other stockholders through compensation that is based on the Company's common stock and thereby promote the long-term financial interest of the Company and its affiliates, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Stock Units.

This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.  Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award agreement.

SECTION 2.  DEFINITIONS.

(a)           "Adoption Date" means December 6, 2010.

(b)           "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.  For purposes of determining an individual's "Service," this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

(c)           "Award" means any award of Restricted Stock Units under the Plan.

(d)           "Board" means the Board of Directors of the Company, as constituted from time to time.

(e)           "Cause" means, except as may otherwise be provided in a Participant's Award agreement (and in such case the Award agreement shall govern as to the definition of Cause), the occurrence of any one or more of the following: (i) dishonesty, incompetence or gross negligence in the discharge of the Participant's duties; (ii) theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, recipes, processes, customer and employee lists, trade secrets, or other Company proprietary information;  (iii) willful material violation of any law, rule, or regulation of any governing authority or of the Company's policies and procedures, including without limitation the Company's Code of Ethics and Code of Conduct; (iv) material breach of any agreement with the Company; (v) intentional conduct which is injurious to the reputation, business or assets of the Company; (vi) solicitation of Employees to work for any other business entity; and/or (vii) any other act or omission by a Participant that, in the opinion of the Board, could reasonably be expected to materially adversely affect the Company's or a Subsidiary's or an Affiliate's business, financial condition, prospects and/or reputation.

(f)           "Change in Control" means, except as may otherwise be provided in a Participant's Award agreement (and in such case the Award agreement shall govern as to the definition of Change in Control), the consummation of any one or more of the following:

(i)          a change in the ownership of the Company within the meaning of Code section 409A;

(ii)         a change in the effective control of the Company within the meaning of Code section 409A; or

(iii)        change in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 409A; or

(iv)        the consummation of a complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

(g)           "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(h)           "Common Stock" means the Company's common stock, $0.001 par value per share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

(i)           "Company" means Mitek Systems, Inc., a Delaware corporation.

(j)           "Consultant" means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

(k)           "Director" means a member of the Board who is also an Employee.

(l)           "Disability" means, except as may otherwise be provided in a Participant's Award agreement (and in such case the Award agreement shall govern as to the definition of Disability), that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.  For all purposes with respect to the Plan, the Disability of a Participant shall be determined solely by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(m)           "Employee" means any individual who is a common-law employee of the Company (including any individual who is also a Director), or of a Parent, or of a Subsidiary or of an Affiliate.

(n)           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(o)           "Fair Market Value" means the market price of a Share and shall be equal to the closing price (or closing bid, if no sales were reported) for a Share on such day as quoted by the exchange or over-the-counter market on which the Common Stock is listed (or the exchange or market with the greatest trading volume, if quoted or listed on more than one exchange or market).  If there is no closing sale or closing bid price, the closing sales or bid price shall be the price on the last preceding day for which such quotation exists.  If the Common Stock is not listed or quoted on an exchange or over-the-counter market, the Board shall determine the fair market value in good faith.

Whenever possible, the determination of Fair Market Value shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication).  Such determination shall be conclusive and binding on all persons.

(p)           "Fiscal Year" means the Company's fiscal year.

(q)           "Non-Employee Director" means a member of the Board who is not an Employee.

(r)           "Officer" means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(s)          "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.

(t)           "Participant" means an individual or estate or other entity that holds an Award.

(u)          "Plan" means this Mitek Systems, Inc. Director Restricted Stock Unit Plan as it may be amended from time to time.

(v)          "Restricted Stock Unit" means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 6.

(w)         "Restricted Stock Unit Agreement" means the agreement described in Section 6 evidencing each Award of Restricted Stock Units.

(x)           "SEC" means the Securities and Exchange Commission.

(y)          "Securities Act" means the Securities Act of 1933, as amended.

(z)           "Separation From Service" has the meaning provided to such term under Code Section 409A and the regulations promulgated thereunder.

(aa)        "Service" means service as an Employee, Director, Non-Employee Director or Consultant.  Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate.  The Board determines when Service commences and terminates for all purposes with respect to the Plan.

(bb)        "Share" means one share of Common Stock.

(cc)        "Stockholder Approval Date" means the date that the Company's stockholders approve this Plan.

(dd)        "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.

SECTION 3.  ADMINISTRATION.

(a)           Authority of the Board.  The Board shall administer the Plan.  Subject to the provisions of the Plan, the Board shall have full authority and discretion to take any actions it deems necessary or advisable.  Such actions shall include without limitation:

(i)          determining Directors and Non-Employee Directors who are to receive Awards under the Plan;

(ii)         determining the type, number, vesting requirements, performance objectives (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

(iii)        correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award agreement;

(iv)        accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(v)         interpreting the Plan and any Award agreements;

(vi)        making all other decisions relating to the operation of the Plan; and

(vii)       granting Awards to Directors and Non-Employee Directors who are foreign nationals on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

The Board may adopt such rules or guidelines, as it deems appropriate to implement the Plan.  The Board's determinations under the Plan shall be final, conclusive and binding on all persons.  The Board's decisions and determinations need not be uniform and may be made selectively among Participants in the Board's sole discretion.  The Board's decisions and determinations will be afforded the maximum deference provided by applicable law.

(b)           Indemnification.  To the maximum extent permitted by applicable law, each member of the Board, and any persons (including without limitation Employees and Officers) who are delegated by the Board to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.  GENERAL.

(a)           General Eligibility.  Only Directors and Non-Employee Directors shall be eligible to be granted Awards under the Plan.

(b)           Restrictions on Shares.  Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine.  Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law.  In no event shall the Company be required to issue fractional Shares under this Plan.

(c)           Beneficiaries.  A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company.  A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant's death.  If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant's death any vested Award(s) shall be transferred or distributed to the Participant's estate.

(d)           Stockholder Rights.  A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant.  No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued.

(e)           Termination of Service.  Unless the applicable Award agreement provides otherwise (and in such case, the Award agreement shall govern as to the consequences of a termination of Service for such Awards), if the Service of Participant is terminated for any reason, then all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Participant's Separation From Service.

(f)           Code Section 409A.  Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.  If upon a Participant's Separation From Service, he/she is then a "specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service until the earlier of (i) the first business day of the seventh month following the Participant's Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant's death.  Any such delayed payments shall be made without interest.

(g)           Electronic Communications.  Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

(h)           Unfunded Plan.  Insofar as it provides for Awards, the Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience.  The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Board be deemed to be a trustee of stock or cash to be awarded under the Plan.

(i)           Liability of Company.  The Company (or members of the Board) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, or settlement of any Award granted hereunder.

(j)           Reformation.  In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid.  If it is not posible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k)           Tax Withholding.  A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award.  The Company shall not be required to issue any Shares or make any cash payment under the Plan until any such obligations are satisfied.

(l)           Successor Provision.  Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

SECTION 5.  SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a)           Basic Limitation.  The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares.  Subject to adjustment as provided in Section 7, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed 1,000,000 Shares (the "Share Limit").

(b)           Share Utilization.  If Awards are forfeited or are terminated for any reason other than being settled for consideration, then the Shares underlying such forfeited Awards shall not be counted against the Share Limit.  Only the number of Shares actually issued in settlement of Restricted Stock Units shall be counted against the Share Limit.  Any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Sections 6(h) shall not be counted against the Share Limit.

(c)           Dividend Equivalents.  Any dividend equivalents distributed under the Plan shall not be counted against the Share Limit.

SECTION 6.  TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS.

(a)           Restricted Stock Unit Agreement.  Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the Participant and the Company.  Such Restricted Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any performance objectives).  The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.  Restricted Stock Units may be granted in consideration of a reduction in the Participant's other compensation.

(b)           Number of Shares.  Each Restricted Stock Unit Agreement shall specify the number of Shares to which the Restricted Stock Unit grant pertains and is subject to adjustment of such number in accordance with Section 7.

(c)           Payment for Awards.  Generally, no cash consideration shall be required of the Award recipients in connection with the grant of an Award.

(d)           Vesting Conditions.  Each Award of Restricted Stock Units may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement.  A Restricted Stock Unit Agreement may provide for accelerated vesting only in the event of a Change in Control.

(e)           Voting and Dividend Rights.  The holders of Restricted Stock Units shall have no voting rights.  Prior to settlement or forfeiture, any Restricted Stock Unit awarded under the Plan may, at the Board's discretion, carry with it a right to dividend equivalents.  Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Restricted Stock Unit is outstanding.  Dividend equivalents may be converted into additional Restricted Stock Units.  Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both.  Prior to vesting of the Restricted Stock Units, any dividend equivalents accrued on such unvested Restricted Stock Units shall be subject to the same vesting conditions and restrictions as the Restricted Stock Units to which they attach.

(f)           Form and Time of Settlement of Restricted Stock Units.  Settlement of vested Restricted Stock Units may be made in the form of Shares only.  The actual number of Restricted Stock Units eligible for settlement may be larger or smaller than the number included in the original Award.  Except as otherwise provided in a Restricted Stock Unit Agreement or a timely completed deferral election, vested Restricted Stock Units shall be settled within thirty days after vesting.  The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date.  The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.  Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Section 7.

(g)           Creditors' Rights.  A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company.  Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

(h)           Modification or Assumption of Restricted Stock Units.  Within the limitations of the Plan, the Board may modify or assume outstanding Restricted Stock Units or may accept the cancellation of outstanding Restricted Stock Units (including stock units granted by another issuer) in return for the grant of new Restricted Stock Units for the same or a different number of Shares.  No modification of a Restricted Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Unit.

(i)           Assignment or Transfer of Restricted Stock Units.  Except as provided in Section 4(c), or in a Restricted Stock Unit Agreement, or as required by applicable law, Restricted Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law.  Any act in violation of this Section 6(i) shall be void.  However, this Section 6(i) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(c) nor shall it preclude a transfer of Restricted Stock Units pursuant to Section 4(c).

SECTION 7.  ADJUSTMENTS.

(a)          Adjustments.  In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Board shall make equitable and proportionate adjustments to:

(i)          the Share Limit specified in Section 5(a);

(ii)         the number and kind of securities available for Awards under Section 5;

(iii)        the number and kind of securities covered by each outstanding Award; and

(iv)        the number and kind of outstanding securities issued under the Plan.

(b)          Participant Rights.  Except as provided in this Section 7, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.  If by reason of an adjustment pursuant to this Section 7, a Participant's Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c)          Fractional Shares.  Any adjustment of Shares pursuant to this Section 7 shall be rounded down to the nearest whole number of Shares.  Under no circumstances shall the Company be required to authorize or issue fractional shares.  To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 8.  EFFECT OF A CHANGE IN CONTROL.

(a)          Merger or Reorganization.  In the event that there is a Change in Control and/or the Company is a party to a merger or acquisition or reorganization or similar transaction, outstanding Awards shall be subject to the merger agreement or other applicable transaction agreement.  Such agreement may provide, without limitation, that subject to the consummation of the applicable transaction, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.

(b)           Acceleration.  Except as otherwise provided in an applicable Restricted Stock Unit Agreement (and in such case the applicable Restricted Stock Unit Agreement shall govern), in the event that a Change in Control occurs, then all then-outstanding Awards shall fully vest as of immediately before such Change in Control.

SECTION 9.  LIMITATIONS ON RIGHTS.

(a)           Retention Rights.  Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, Director or Non-Employee Director or to receive any other Awards under the Plan.  The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company's Certificate of Incorporation and Bylaws.

(b)           Regulatory Requirements.  Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required.  The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c)           Clawback Policy.  The Board may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a "Clawback Policy").  In addition, the Board may require that a Participant repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

SECTION 10.  DURATION AND AMENDMENTS.

(a)           Term of the Plan.  The Plan, as set forth herein, is effective on the Adoption Date provided, however, that the Plan is subject to the approval of the Company's stockholders within 120 days of the Adoption Date.  If the Stockholder Approval Date does not occur before 120 days after the Adoption Date, then the Plan shall terminate as of the 121st day after the Adoption Date and any Awards granted under the Plan shall also immediately terminate without consideration to any Award holder.  If the stockholders timely approve the Plan, then the Plan shall terminate on the day before the tenth anniversary of the Adoption Date and may be terminated on any earlier date pursuant to this Section 10.  This Plan will not in any way affect outstanding awards that were issued under any other Company equity compensation plans.

(b)           Right to Amend or Terminate the Plan.  The Board may amend or terminate the Plan at any time and for any reason subject to obtaining stockholder approval only to the extent required by applicable law or by the rules of an applicable stock exchange.  No Awards shall be granted under the Plan after the Plan's termination.  In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant's written consent, under any then-outstanding Award.  In the event of any conflict in terms between the Plan and any Award agreement, the terms of the Plan shall prevail and govern.

SECTION 11.  EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

MITEK SYSTEMS, INC.

By:
Name:	James B. DeBello
Title:	President, CEO